Torrid Reports Second Quarter Fiscal 2021 Results
Provides Fiscal 2021 Outlook

CITY OF INDUSTRY, Calif. – September 8, 2021 – Torrid Holdings Inc. (“Torrid” or the “Company”) (NYSE: CURV), a direct-to-consumer apparel and intimates brand in North America for women sizes 10 to 30, today announced its financial results for quarter ended July 31, 2021.

Liz Munoz, Chief Executive Officer, stated, “We delivered strong financial results in the second quarter, a period that included the successful completion of our IPO. We grew net sales by 34% compared to last year’s second quarter and 29% compared to the second quarter of 2019. We attribute the strength of our brand to our maniacal focus on both fit and on delivering an incredible customer experience that underscores our commitment to an underserved market. At Torrid, we aim to be the best direct-to-consumer apparel and intimates brand for women sizes 10 to 30, and we are uniquely positioned to serve this customer in a way she has never before experienced. Looking ahead, we see meaningful opportunity to deliver profitable sustainable long-term growth as we continue to drive our Curve business, further deepen customer engagement and expand brand awareness across channels.”

Highlights for the Second Quarter
•Net sales increased 34% to $332.9 million from Q2 last year and increased 29% from Q2 2019.
•Comparable sales1 increased 30% from Q2 last year and 26% compared to Q2 2019.
•Gross profit margin was 45.0%, compared to 32.1% in Q2 last year and 39.8% in Q2 2019.
•Net income was $38.8 million in Q2, or $0.35 per basic share, compared to $16.8 million or $0.15 per basic share in Q2 last year.
•Adjusted net income2 was $39.1 million in Q2, or $0.36 per basic share, compared to $8.3 million or $0.08 per basic share in Q2 last year.
•Adjusted EBITDA2 grew by 153% to $86.5 million, compared to $34.2 million in Q2 last year, and increased 118% from $39.7 million in Q2 2019.

Financial Results for the Second Quarter

Net sales increased 34% to $332.9 million, compared to $249.2 million in the second quarter of 2020 and increased 29% from $257.4 million in the second quarter of 2019. The increase was driven by continued growth in its e-Commerce business and improvement in store productivity trends. Comparable sales increased 30% from last year.

Gross profit increased 87% to $149.7 million, compared to $80.0 million in the second quarter of 2020 and 46% from $102.5 million in the second quarter of 2019. Gross profit margin was 45.0% in the second quarter of 2021, increasing 1,290 basis points from the same period last year and 520 basis points from the second quarter of 2019. The gross profit margin improvement was mostly due to less discounting as compared to last year. Gross profit margin also benefited from leveraging distribution expenses, store occupancy costs and store depreciation expenses on higher sales as compared to the prior year.

Selling, general and administrative (“SG&A”) expenses were $179.0 million, compared to $50.5 million in the second quarter of 2020. This compares to $61.8 million in the second quarter of 2019. SG&A expenses were 53.8% of net sales compared to 20.3% of net sales in the second quarter of 2020 and 24.0% in the second quarter of 2019. The increase in SG&A expenses during the quarter was primarily due to a remeasurement in the value of incentive stock units in conjunction with the Company’s IPO, which resulted in non-cash share-based compensation charges of $111.4 million. Excluding the one-time non-cash share-based compensation costs from remeasuring incentive units, SG&A increased 10% as compared to the second quarter of fiscal 2019.

Marketing expense increased by 9% to $10.7 million, compared to $9.8 million in the second quarter of last year. Marketing expense was 3.2% of net sales compared to 3.9% of net sales in the second quarter of 2020. The 72 basis point decline from the prior year was due to improved sales leverage, despite higher spend.

Income tax benefit was $91.5 million, compared to $2.9 million in the second quarter of last year. This income tax benefit was primarily due to an increase in share-based compensation (driven by the $111.4 million incentive unit remeasurement adjustment), relative to the loss before provision for income taxes for the quarter ended July 31, 2021.

Net income was $38.8 million, or $0.35 per basic share, an increase of 131% from net income of $16.8 million, or $0.15 per basic share in the second quarter of 2020.

Adjusted net income2 was $39.1 million, or $0.36 per basic share, an increase of 372% from Adjusted net income of $8.3 million, or $0.08 per basic share in the second quarter of 2020.

Adjusted EBITDA2 was $86.5 million, or 26.0% of net sales, compared to $34.2 million, or 13.7% of net sales, in the second quarter of 2020. This compares to $39.7 million or 15.4% of net sales in the second quarter of 2019.

Balance Sheet and Cash Flow

Cash and cash equivalents at the end of the second quarter totaled $50.5 million compared to $123.0 million at the end of fiscal year 2020.

Cash flow from operations for the six-month period ended July 31, 2021 was $106.5 million, compared to $61.4 million for the six-month period ended August 1, 2020.

Outlook

George Wehlitz, Chief Financial Officer, stated, “We are extremely pleased with the underlying momentum in our business, which has continued into the third quarter. The strategies we have in place are driving strong growth in new customers as well as sales per customer. While we continue to benefit from the momentum in consumer demand, we are carefully monitoring the global supply chain challenges that are expected to persist into the back half of the year, and we are taking actions to mitigate the impact on our business.”

For third quarter of fiscal 2021 the Company expects:
•Net sales of between $305 million and $315 million.
•Adjusted EBITDA2 of between $47 million and $52 million.

For the full year fiscal 2021 the Company expects:
•Net sales between $1.29 billion to $1.31 billion.
•Adjusted EBITDA2 of between $248 million and $258 million.
•Capital Expenditures of approximately $25 million reflecting around 25 new store openings.

While COVID-19 related restrictions have eased in recent months, a heightened level of uncertainty remains regarding potential disruption in the second half of 2021. The above outlook is based on several assumptions, including, but not limited to, the global supply chain challenges in the industry continuing through the remainder of 2021. See “Forward-Looking Statements” for additional information.

Conference Call Details
A conference call to discuss the Company’s second quarter results is scheduled for September 8, 2021, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 407-9208 or (201) 493-6784 for international callers, conference ID 13722587. The conference call will also be webcast live at https://investors.torrid.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (844) 512-2921 or (412) 317-6671 for international callers, conference ID 13722587. An archive of the webcast will be available on Torrid’s investor relations website.

Notes

(1)Comparable sales for any given period are defined as the sales of Torrid’s e-Commerce operations and stores that it has included in its comparable sales base during that period. The Company includes a store in its comparable sales base after it has been open for 15 full fiscal months. If a store is closed during a fiscal year, it is only included in the computation of comparable sales for the full fiscal months in which it was open. The computation of comparable sales includes results from stores that were temporarily closed due to COVID-19. Partial fiscal months are excluded from the computation of comparable sales. Comparable sales allow the Company to evaluate how its unified commerce business is performing exclusive of the effects of new store openings. The Company applies current year foreign currency exchange rates to both current year and prior year comparable sales to remove the impact of foreign currency fluctuation and achieve a consistent basis for comparison.

(2)Adjusted EBITDA and Adjusted net income (loss) are non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures. The Company does not provide reconciliations of the forward-looking non- GAAP measures of Adjusted EBITDA to the most directly comparable forward-looking GAAP measure because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

About TORRID
TORRID is a direct-to-consumer brand of apparel, intimates and accessories in North America targeting the 25- to 40-year old woman who is curvy and wears sizes 10 to 30. TORRID is focused on fit and offers high quality products across a broad assortment that includes tops, bottoms, denim, dresses, intimates, activewear, footwear and accessories.

Non-GAAP Financial Measures
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management utilizes certain non-GAAP performance measures such as Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.

Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA represents GAAP net income (loss) plus interest expense less interest income, net of other (income) expense, plus provision for less (benefit from) income taxes, depreciation and amortization (“EBITDA”), and share-based compensation, non-cash deductions and charges, other expenses. Adjusted net income (loss) represents GAAP net income plus remeasurement adjustments for incentive units, net of tax. Adjusted earnings (loss) per share represents Adjusted net income (loss) divided by the diluted weighted average number of shares outstanding at the end of the period.

We believe Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share facilitate operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to ongoing operating performance. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting the overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and, as such, use it internally to report and analyze our results and we additionally use Adjusted EBITDA as a benchmark to determine certain non-equity incentive payments made to executives. Additionally, we use Adjusted net income (loss) and Adjusted earnings (loss) per share to facilitate operating performance comparisons by isolating the effects of share-based compensation associated with incentive units that vary from period to period and across our peer companies without any correlation to ongoing operating performance.

Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share have limitations as analytical tools. These measures are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to or substitutes for net income (loss), income (loss) from operations, earnings (loss) per share or any other performance measures determined in accordance with GAAP or as alternatives to cash flows from operating activities as a measure of our liquidity. Our presentation of Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table provides a reconciliation of net income to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three Months Ended		Six Months Ended
	August 1, 2020	July 31, 2021	August 1, 2020	July 31, 2021
Net income	$16,777	$38,787	$29,046	$51,712
Interest expense	5,885	12,662	11,979	17,286
Interest income, net of other expense (income)	(50)	49	83	(60)
Benefit from income taxes	(2,943)	(91,547)	(1,391)	(83,493)
Depreciation and amortization(A)	8,310	8,574	16,685	17,143
Share-based compensation(B)	5,810	115,009	(32,705)	154,788
Non-cash deductions and charges(C)	435	35	1,331	70
Other expenses(D)	21	2,947	1,019	4,781
Adjusted EBITDA	$34,245	$86,516	$26,047	$162,227

	Three Months Ended		Six Months Ended
	August 3, 2019	August 1, 2020	August 3, 2019	August 1, 2020
Net income	$14,905	$16,777	$41,357	$29,046
Interest expense	3,747	5,885	4,005	11,979
Interest income, net of other expense (income)	(154)	(50)	(58)	83
Benefit from income taxes	6,251	(2,943)	14,951	(1,391)
Depreciation and amortization(A)	7,275	8,310	13,785	16,685
Share-based compensation(B)	2,630	5,810	(139)	(32,705)
Non-cash deductions and charges(C)	940	435	1,616	1,331
Other expenses(D)	132	21	76	1,019
Ohio Distribution Center costs(E)	3,930	—	5,860	—
Adjusted EBITDA	$39,656	$34,245	$81,453	$26,047
(A) Depreciation and amortization excludes amortization of debt issuance costs and original issue discount that are reflected in interest expense.
(B) Prior to the consummation of our IPO on June 30, 2021, share-based compensation was determined based on the revaluation of our liability-classified incentive units.
(C) Non-cash deductions and charges includes losses on property and equipment disposals and the net impact of non-cash rent expense.
(D) Other expenses represent non-routine expenses, including IPO-related transaction fees and the reimbursement of certain management expenses, primarily for travel, incurred by Sycamore on our behalf, which are not considered to be part of our core business.
(E) Represents the duplicative and start-up costs associated with the West Jefferson, Ohio distribution center leased in 2018. This isolates the effect of incurring costs related to the West Jefferson, Ohio distribution center, which was not yet fully operational in 2019, while also incurring distribution and e-Commerce fulfillment costs charged to us by Hot Topic Inc. under various service agreements

The following table provides a reconciliation of net income to Adjusted net income (loss) for the periods presented (dollars in thousands):

	Three Months Ended August 1, 2020	Three Months Ended July 31, 2021	Six Months Ended August 1, 2020	Six Months Ended July 31, 2021
Net income	$16,777	$38,787	$29,046	$51,712
Remeasurement adjustments for incentive units, net of tax	(8,504)	279	(38,756)	32,074
Adjusted net income (loss)	$8,273	$39,066	$(9,710)	$83,786

Basic and diluted weighted average shares outstanding	110,000	110,016	110,000	110,008
Earnings per share	$0.15	$0.35	$0.26	$0.47
Adjusted earnings (loss) per share	$0.08	$0.36	$(0.09)	$0.76

Forward-Looking Statements
Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. For example, all statements we make relating to our expected third quarter of fiscal 2021 and full year fiscal 2021 performance are forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Torrid’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements, including: successful management of risks relating to the spread of COVID-19, including any adverse impacts on our supply chain, workforce, facilities, customer services and operations; changes in consumer spending and general economic conditions; our ability to identify and respond to new and changing product trends, customer preferences and other related factors; our dependence on a strong brand image; damage to our reputation arising from our use of social media, email and text messages; increased competition from other brands and retailers; our reliance on third parties to drive traffic to our website; the success of the shopping centers in which our stores are located; our ability to adapt to consumer shopping preferences and develop and maintain a relevant and reliable omni-channel experience for our customers; our dependence upon independent third parties for the manufacture of all of our merchandise; availability constraints and price volatility in the raw materials used to manufacture our products; interruptions of the flow of our merchandise from international manufacturers causing disruptions in our supply chain; our sourcing a significant amount of our products from China; shortages of inventory, delayed shipments to our e-Commerce customers and harm to our reputation due to difficulties or shut-down of our distribution facilities (including as a result of COVID-19); our reliance upon independent third-party transportation providers for substantially all of our product shipments; our growth strategy; our leasing substantial amounts of space; our failure to find store employees that reflect our brand image and embody our culture; our reliance on third-parties for the provision of certain services, including distribution and real estate management; our dependence upon key executive management; our reliance on information systems; system security risk issues that could disrupt our internal operations or information technology services; unauthorized disclosure of sensitive or confidential information, whether through a breach of our computer system or otherwise; our failure to comply with federal and state laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; payment-related risks that could increase our operating costs or subject us to potential liability; claims made against us resulting in litigation; changes in laws and regulations applicable to our business; regulatory actions or recalls arising from issues with product safety; our inability to protect our trademarks or other intellectual property rights; our substantial indebtedness and lease obligations; restrictions imposed by our indebtedness on our current and future operations; changes in tax laws or regulations or in our operations that may impact our effective tax rate; the possibility that we may recognize impairments on long-lived assets; our failure to maintain adequate internal controls; and the threat of war, terrorism or other catastrophes that could negatively impact our business.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, it is impossible for us to anticipate all factors that could affect our actual results. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information.  The outcome of the events described in any of our forward-looking statements are also subject to risks, uncertainties and other factors described in our filings with the Securities and Exchange Commission and elsewhere in this communication. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this communication. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

Investors
ICR, Inc.
Jean Fontana
(646) 277-1214
IR@torrid.com

Media
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Lyle Weston
(212) 355-4449

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended August 1, 2020	Three Months Ended July 31, 2021	Six Months Ended August 1, 2020	Six Months Ended July 31, 2021
Net sales	$249,226	$332,870	$405,703	$658,617
Cost of goods sold	169,245	183,150	284,780	363,965
Gross profit	79,981	149,720	120,923	294,652
Selling, general and administrative expenses	50,493	179,041	57,351	288,954
Marketing expenses	9,819	10,728	23,855	20,253
Income (loss) from operations	19,669	(40,049)	39,717	(14,555)
Interest expense	5,885	12,662	11,979	17,286
Interest income, net of other (income) expense	(50)	49	83	(60)
Income (loss) before benefit from income taxes	13,834	(52,760)	27,655	(31,781)
Benefit from income taxes	(2,943)	(91,547)	(1,391)	(83,493)
Net income	$16,777	$38,787	$29,046	$51,712
Comprehensive income:
Net income	$16,777	$38,787	$29,046	$51,712
Other comprehensive income (loss):
Foreign currency translation adjustment	189	(21)	(183)	190
Total other comprehensive income (loss)	189	(21)	(183)	190
Comprehensive income	$16,966	$38,766	$28,863	$51,902
Net earnings per share:
Basic	$0.15	$0.35	$0.26	$0.47
Diluted	$0.15	$0.35	$0.26	$0.47
Weighted average number of shares:
Basic	110,000	110,016	110,000	110,008
Diluted	110,000	110,016	110,000	110,008

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share and per share data)

	January 30, 2021	July 31, 2021
Assets
Current assets:
Cash and cash equivalents	$122,953	$50,503
Restricted cash	262	262
Inventory	105,843	110,330
Prepaid expenses and other current assets	12,668	14,334
Prepaid income taxes	417	24,731
Income taxes receivable	—	87,061
Total current assets	242,143	287,221
Property and equipment, net	143,256	131,797
Operating lease right-of-use assets	244,711	224,249
Deposits and other noncurrent assets	3,560	6,237
Deferred tax assets	6,139	4,600
Intangible asset	8,400	8,400
Total assets	$648,209	$662,504
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$70,853	$66,381
Accrued and other current liabilities	110,361	119,415
Operating lease liabilities	50,998	48,297
Current portion of term loan	11,506	11,769
Due to related parties	8,060	10,775
Income taxes payable	9,336	—
Total current liabilities	261,114	256,637
Noncurrent operating lease liabilities	246,458	222,899
Term loan	193,406	328,913
Deferred compensation	6,531	7,521
Lease incentives and other noncurrent liabilities	3,873	4,127
Total liabilities	711,382	820,097
Commitments and contingencies
Stockholders' deficit
Common shares: $0.01 par value; 1,000,000,000 shares authorized; 110,000,000 shares issued and outstanding at January 30, 2021; 110,056,473 shares issued and outstanding at July 31, 2021	1,100	1,101
Additional paid-in capital	10,326	113,898
Accumulated deficit	(74,591)	(272,774)
Accumulated other comprehensive (loss) income	(8)	182
Total stockholders' deficit	(63,173)	(157,593)
Total liabilities and stockholders' deficit	$648,209	$662,504

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In thousands)	Six Months Ended August 1, 2020	Six Months Ended July 31, 2021
OPERATING ACTIVITIES
Net income	$29,046	$51,712
Adjustments to reconcile net income to net cash provided by operating activities:
Write down of inventory	4,689	401
Operating right-of-use assets amortization	19,994	20,550
Depreciation and other amortization	17,416	17,928
Write off of unamortized original issue discount and deferred financing costs for Amended Term Loan Credit Agreement	—	5,231
Share-based compensation	(32,705)	154,788
Deferred taxes	489	1,539
Other	(451)	514
Changes in operating assets and liabilities:
Inventory	(13,107)	(4,631)
Prepaid expenses and other current assets	2,158	(1,596)
Prepaid income taxes	2,850	(24,314)
Income taxes receivable	(4,102)	(87,061)
Deposits and other noncurrent assets	(224)	(2,114)
Accounts payable	34,461	(4,802)
Accrued and other current liabilities	2,238	9,054
Operating lease liabilities	(848)	(25,344)
Lease incentives and other noncurrent liabilities	(360)	254
Deferred compensation	760	990
Due to related parties	554	2,715
Income taxes payable	(1,418)	(9,336)
Net cash provided by operating activities	61,440	106,478
INVESTING ACTIVITIES
Purchases of property and equipment	(8,166)	(5,891)
Net cash used in investing activities	(8,166)	(5,891)
FINANCING ACTIVITIES
Capital distribution to Torrid Holding LLC	—	(300,000)
Proceeds from revolving credit facility	50,000	—
Payments on revolving credit facility	(50,000)	—
Deferred financing costs for revolving credit facility	—	(688)
Principal payments on and repayment of Amended Term Loan Credit Agreement and related costs	(3,900)	(212,775)
Proceeds from New Term Loan Credit Agreement, net of original issue discount and deferred financing costs	—	340,509
Net cash used in financing activities	(3,900)	(172,954)
Effect of foreign currency exchange rate changes on cash, cash equivalents and restricted cash	(53)	(83)
Increase (decrease) in cash, cash equivalents and restricted cash	49,321	(72,450)
Cash, cash equivalents and restricted cash at beginning of period	28,999	123,215
Cash, cash equivalents and restricted cash at end of period	$78,320	$50,765
SUPPLEMENTAL INFORMATION
Cash paid during the period for interest related to the credit facility and term loans	$11,733	$11,648
Cash paid during the period for income taxes	$1,074	$35,164
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Property and equipment purchases included in accounts payable and accrued liabilities	$2,421	$946